Exhibit 10.1	Stock Exchange Agreement

STOCK EXCHANGE AGREEMENT

This STOCK EXCHANGE AGREEMENT (the “Agreement “) is dated as of November 27, 2013 by and among Duma Energy Corp., a Nevada corporation (“DUMA”), Hydrocarb Corporation, a Nevada corporation (“HCN”), and each person listed on Exhibit A who are owners of shares of common stock or preferred stock of HCN (the “SELLERS”), and each person listed on Exhibit B who own rights to acquire DUMA common stock (the “RIGHTS HOLDERS”).

R E C I T A L S

A.	SELLERS own the number of shares of common stock or preferred stock of HCN set forth on Exhibit A.

B.	HCN is a privately owned corporation.

C.	DUMA is a publicly traded company that desires to acquire 100% of the outstanding shares of common stock and preferred stock of HCN.

D.	RIGHTS HOLDERS own rights to receive future issuance of DUMA common stock.

E.	HCN requires and DUMA desires to remove the market overhang caused by the outstanding rights by exchanging the rights for common stock.

F.	In anticipation of the transaction hereon, HCN accepted 1,859,879 shares of unregistered DUMA common stock at market value as full payment for DUMA’s indebtedness to HCN in the amount of $3,589,567.

G.	Prior to signing of this definitive agreement it is required that a 3rd party potential resource estimate be received from Netherland Sewell and Associates.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

ACQUISITION OF HCN  STOCK BY DUMA

1.1          Acquisition of HCN. In the manner and subject to the terms and conditions set forth herein, DUMA shall acquire from SELLERS, 100% of the issued and outstanding shares of common stock and preferred stock of HCN (the “HCN shares of stock”)

1.2          Effective Date. If all of the conditions precedent to the obligations of each of the parties hereto as hereinafter set forth shall have been satisfied or shall have been waived, the transactions set forth herein (the “Exchange”) shall become effective on the Closing Date as defined herein.

1.3          Consideration.

(a)        In connection with the acquisition of the HCN shares of stock, DUMA will issue to SELLERS 25,190,000 restricted shares of DUMA common stock and DUMA preferred Stock with similar features as the HCN preferred stock (the “DUMA Shares”) on the basis of one share of DUMA common stock for each 0.36569524276 shares of common stock of HCN, and one for one shares of preferred stock with the same features as the HCN preferred stock.

(b)        If the outstanding shares of DUMA Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization, or other similar transaction, then the number of shares of Common Stock shall be appropriately adjusted.

(c)        No fractional shares of DUMA Common Stock shall be issued in connection with this Agreement, and no certificates or scrip for any such fractional shares shall be issued.

(d)            In connection with the exchange of the rights for common stock, DUMA will issue to the RIGHTS HOLDERS 22,410,000 restricted shares of DUMA common stock

(f)             In connection with the acquisition of the HCN shares of preferred stock, DUMA will designate and issue to Kent Watts, not less than $3,275,200 worth of DUMA Series A Preferred Stock with features similar to the HCN preferred stock such as a $400 per share face value, a 7% dividend, conversion rights into common at $2 per share, and the same common stock voting rights as the number of common shares the Series A Preferred stock can be converted into.  With the above terms filed in a Preferred Stock Series A designation with the Nevada Secretary of State, Kent Watts would receive not less than 8,188 shares of Series A preferred stock at closing. This preferred stock amount is not expected to be less but may increase nominally by the closing date.

1.4	Noted Third Party Report

Netherland, Sewell & Associates Inc. has assigned 1.1 billion barrels of unrisked potential in-place oil resources in the Oponono Prospect located in a portion Hydrocarb’s concession in the Owambo Basin of Northern Namibia. Unrisked potential recoverable oil resources from this single prospect range from 46 to 295 million barrels of oil (MMBO). Approximately 15% of Hydrocarb’s 21,300 square km (5.3 million acre) concession has been explored with 2D seismic data. The remaining 85% of the concession is currently unexplored with plans for future regional 2D seismic exploration. Should a commercial oil discovery be made in the future, with an unrisked average recoverable resource estimate of 170 MMBO and with the expected number of common stock outstanding at the closing of this Agreement, then this would be equivalent to 2.74 barrels of unrisked recoverable resource oil per share with no value being placed on the 85% of the concession still to be explored.

1.5          Disclosure Schedules. Simultaneously with the execution of this Agreement: (a) DUMA shall deliver a schedule relating to DUMA which, along with the reports of DUMA filed with the Securities and Exchange Commission, shall be referred to as the “DUMA Disclosure Schedule” , and (b) SELLERS and HCN shall deliver a schedule relating to SELLERS and HCN (the “HCN Disclosure Schedule” and collectively with the DUMA Disclosure Schedule, the “Disclosure Schedules”) setting forth the matters required to be set forth in the Disclosure Schedules as described elsewhere in this Agreement. The Disclosure Schedules shall be deemed to be part of this Agreement.

1.6          Further Action. From time to time after the Closing, without further consideration, the parties shall execute and deliver such instruments of conveyance and transfer and shall take such other action as any party reasonably may request to more effectively transfer the HCN shares of common stock and DUMA Shares.

ARTICLE II

CONDUCT OF BUSINESS PENDING CLOSING

DUMA, SELLERS and HCN (the “PARTIES”) covenant that between the date hereof and the Closing Date (as hereinafter defined):

2.1          Access by PARTIES.  The PARTIES shall give to each other and their legal counsel, accountants and other representatives, throughout the period prior to the Closing Date, full access, during normal business hours, to (a) all of their books, contracts and records of and shall furnish to each other, during such period, with all information as they may reasonably request concerning each other, and (b) provide for inspection of properties of each other.

2.2          Conduct of Business. During the period from the date hereof to the Closing Date, the business of DUMA and HCN shall be operated by the respective entities in the usual and ordinary course of such business and in material compliance with the terms of this Agreement. Without limiting the generality of the foregoing:

(a)           DUMA and HCN, respectively, shall each use their reasonable efforts to (i) keep available the services of the present agents of DUMA and HCN; (ii) complete or maintain all existing material arrangements; (iii) maintain the integrity of all confidential information of DUMA and HCN; and (iv) comply in all material respects with all applicable laws; and

(b) As expected and agreed under this Agreement, prior to closing, HCN will be selling its interest in 1,859,879 of Duma common stock shares for a note receivable from a 3rd party. Except as contemplated by this Agreement, DUMA and HCN shall not (i) sell, lease, assign, transfer or otherwise dispose of any of their material assets or property including cash; (ii) agree to assume, guarantee, endorse or in any way become responsible or liable for, directly or indirectly, any material contingent obligation; make any material capital expenditures; (iii) enter into any transaction concerning a merger or consolidation other than with the other party hereto or liquidate or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or a substantial part of its property, business, or assets, or stock or securities convertible into stock of any subsidiary, or make any material change in the present method of conducting business; (iv) declare or pay any dividends or make any other distribution (whether in cash or property) on any shares of its capital stock or purchase, redeem, retire or otherwise acquire for value any shares of its capital stock or warrants or options whether now or hereafter outstanding; (v) make or suffer to exist any advances or loans to, or investments in any person, firm, corporation or other business entity not a party to this Agreement; (vi) enter into any new material agreement or be or become liable under any new material agreement, for the lease, hire or use of any real or personal property; (vii) create, incur, assume or suffer to exist, any mortgage, pledge, lien, charge, security interest or encumbrance of any kind upon any of its property or assets, income or profits, whether now owned or hereafter acquired; or (viii) agree to do any of the foregoing.

2.3          Exclusivity. The PARTIES from the date hereof, until the Closing Date (unless this Agreement shall be earlier terminated as hereinafter provided), shall not hold discussions with any person or entity, other than each other concerning the Exchange, nor solicit, negotiate or entertain any inquiries, proposals or offers from others, nor, except in connection with the normal operation of DUMA's respective business, or as required by law, disclose any confidential information to any person other each other.

2.4          DUMA Board Approval. The Board of Directors of DUMA has determined that this Agreement is in the best interests of its stockholders and has approved and adopted this Agreement and the terms of the Exchange.   This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by DUMA, the valid and binding obligation of DUMA, enforceable in accordance with their respective terms.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DUMA

Except as set forth in the DUMA Disclosure Schedule (which incorporates all the reports of DUMA filed with the United States Securities and Exchange Commission) DUMA represents and warrants to SELLERS and HCN as follows:

3.1 Organization and Standing. DUMA is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. DUMA has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary under applicable law except where the failure to qualify (individually or in the aggregate) will not have any material adverse effect on the business or prospects of DUMA. The copies of the Articles of Incorporation and Bylaws of DUMA, as amended to date, which have been delivered to SELLERS and HCN, are true and complete copies of these documents as now in effect.

3.2	Capitalization.

(a)        The number of shares of capital stock which are issued and outstanding is set forth in the DUMA Disclosure Schedule.   All of such shares of capital stock that are issued and outstanding are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person. Other than as set forth in the DUMA Disclosure Schedule, there are no subscriptions, warrants, rights or calls or other commitments or agreements to which DUMA is a party or by which it is bound, pursuant to which DUMA is or may be required to issue or deliver securities of any class. Other than as set forth herein, in the DUMA Disclosure Schedule, there are no outstanding securities convertible or exchangeable, actually or contingently, into common stock or any other securities of DUMA.

(b)        To DUMA’S knowledge, all outstanding shares of DUMA capital stock have been issued and granted in compliance with all applicable securities laws and other applicable legal requirements.

(c)                DUMA may be obligated to issue to the Rights Holders shares that are currently unvested, unearned or contingently issuable (“Unvested Shares”) as set forth in the DUMA Disclosure Schedule.

3.3          Subsidiaries. The subsidiaries of DUMA are:
Penasco Petroleum Inc., a Nevada corporation; Galveston Bay Energy, LLC, a Texas limited liability company; SPE Navigation I, LLC, a Nevada limited liability company; and Namibia Exploration, Inc., a Nevada corporation.

3.4          Authority. DUMA’s Board of Directors has determined that the Exchange is fair to and in the best interests of DUMA’s stockholders. The execution, delivery and performance by DUMA of this Agreement have been duly authorized by all necessary action on the part of DUMA. DUMA has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by DUMA in accordance herewith, the valid and binding obligations of DUMA, enforceable in accordance with their respective terms.

3.5          Assets. DUMA’s assets are set forth in the DUMA Disclosure Schedule.

3.6          Contracts and Other Commitments. DUMA’s contracts or agreements are set forth in the DUMA Disclosure Schedule,

3.7          Litigation. There is no claim, action, proceeding, or investigation pending or, to its knowledge, threatened against or affecting DUMA before or by any court, arbitrator or governmental agency or authority which, in its reasonable judgment, could have a material adverse effect on the operations or prospects of DUMA. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against DUMA or asserted against DUMA that has not been paid.

3.8          Taxes. For purposes of this Agreement, (A) “Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge together with any related addition to tax, interest, penalty or fine thereon; and (B) “Returns” shall mean all returns (including, without limitation, information returns and other material information), reports and forms relating to Taxes.

(a)             DUMA has filed and paid or DUMA will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date.

(b)             DUMA is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and, to the knowledge of DUMA, no claim for assessment or collection of any Tax related to DUMA has been asserted against DUMA that has not been paid. There are no Tax liens upon the assets of DUMA. There is no valid basis, to DUMA's knowledge, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to DUMA by any governmental authority.

3.9          Compliance with Laws and Regulations. DUMA has complied and is presently complying, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local and foreign) applicable to it in all jurisdictions where the business of DUMA is conducted or to which DUMA is subject, including all requisite filings with the SEC. DUMA has not made any misrepresentation nor has omitted any material facts in any of its SEC filings to date.

3.10        Hazardous Materials. To the knowledge of DUMA, DUMA has not violated, or received any written notice from any governmental authority with respect to the violation of any law, rule, regulation or ordinance pertaining to the use, maintenance, storage, transportation or disposal of “Hazardous Materials.” As used herein, the term “Hazardous Materials” means any substance now or hereafter designated pursuant to Section 307(a) and 311 (b)(2)(A) of the Federal Clean Water Act, 33 USC §§ 1317(a), 1321(b)(2)(A), Section 112 of the Federal Clean Air Act, 42 USC § 3412, Section 3001 of the Federal Resource Conservation and Recovery Act, 42 USC § 6921, Section 7 of the Federal Toxic Substances Control Act, 15 USC § 2606, or Section 101(14) and Section 102 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §§ 9601(14), 9602.

3.11 No Breaches. The making and performance of this Agreement will not (i) conflict with or violate the Articles of Incorporation or the Bylaws of DUMA, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which DUMA is a party or by which DUMA or any of its businesses, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of DUMA under, or create any rights of termination, cancellation or acceleration in any person under, any contract.

3.12        Employees. DUMA has no employees that are represented by any labor union or collective bargaining unit.

3.13        Financial Statements. Year end audited financial statements and unaudited quarterly stub financial statements are available online at www.sec.gov (collectively the “Financial Statements”). The Financial Statements present fairly, in all material respects, the financial position on the dates thereof and results of operations of DUMA for the periods indicated, prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied. There are no assets of DUMA the value of which is materially overstated in said balance sheets.

3.14        Absence of Certain Changes or Events. Except as set forth in the DUMA Disclosure Schedule, since July 31, 2012 (the “Balance Sheet Dates”), there has not been

(a)        any material adverse change in the financial condition, properties, assets, liabilities or business of DUMA;

(b)        any material damage, destruction or loss of any material properties of DUMA, whether or not covered by insurance;

(c)        any material adverse change in the manner in which the business of DUMA and has been conducted;

(d)        any material adverse change in the treatment and protection of trade secrets or other confidential information of DUMA; and

(e)        any occurrence not included in paragraphs (a) through (d) of this Section 3.14 which has resulted, or which DUMA has reason to believe, might be expected to result in, a material adverse change in the business or prospects of DUMA.

3.15        Government Licenses, Permits, Authorizations. DUMA has all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted (“Licenses and Permits”). All such Licenses and Permits are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or, to the knowledge of DUMA, threatened.

3.16 Employee Benefit Plans. Except as set forth in the DUMA Disclosure Schedule:

(a) DUMA has no bonus, material deferred compensation, stock purchase, supplemental unemployment benefits, profit-sharing, pension or retirement plan.

(b)        DUMA has not maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any similar pension benefit plan under the laws of any foreign jurisdiction.

(c)        Except as set forth in the DUMA Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Exchange or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of DUMA, or result in any acceleration of the time of payment, provision or vesting of any such benefits.

3.17        Business Locations. The business locations of DUMA are set forth in the DUMA Disclosure Schedule.

3.18        Intellectual Property. DUMA owns no intellectual property of any kind. DUMA is not currently in receipt of any notice of any violation or infringements of, and is not knowingly violating or infringing, or to the best of its knowledge has not violated or infringed the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

3.19        Governmental Approvals. Except as set forth in the DUMA Disclosure Schedule, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by DUMA with, any governmental authority, domestic or foreign, federal, state or local, is required in connection with DUMA’s execution, delivery and performance of this Agreement. Except as set forth in the DUMA Disclosure Schedule, no consents of any other parties are required to be received by or on the part of DUMA to enable DUMA to enter into and carry out this Agreement.

3.20        Transactions with Affiliates. Except as set forth in the DUMA Disclosure Schedule, DUMA is not indebted for money borrowed, either directly or indirectly, from any of its officers, directors, or any Affiliate (as defined below), in any amount whatsoever; nor are any of its officers, directors, or Affiliates indebted for money borrowed from DUMA; nor are there any transactions of a continuing nature between DUMA and any of its officers, directors, or Affiliates not subject to cancellation which will continue beyond the Closing Date, including, without limitation, use of the assets of DUMA for personal benefit with or without adequate compensation. For purposes of this Agreement, the term (i)”Affiliate” shall mean any person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. As used in the foregoing definition, the term (ii) “control” shall mean the power through the ownership of voting securities, contract or otherwise to direct the affairs of another person and (iii) “person” shall mean an individual, firm, trust, association, corporation, partnership, government (whether federal, state, local or other political subdivision, or any agency or bureau of any of them) or other entity.

3.21        No Distributions. DUMA has not made nor has any intention of making any distribution or payment to any of its shareholders with respect to any of its shares prior to the Closing Date.

3.22        Liabilities. DUMA has no material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (“Liabilities”), whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement, other than (i) Liabilities fully and adequately reflected or reserved against on the DUMA Balance Sheet, (ii) Liabilities incurred since the Balance Sheet Date in the ordinary course of the business of DUMA, or (iii) Liabilities otherwise disclosed in this Agreement, including the exhibits hereto and DUMA Disclosure Schedule.

3.23        Accounts Receivable. DUMA accounts receivable are set forth in the DUMA Disclosure Schedule,

3.24        Insurance. DUMA’s insurance policies are set forth in the DUMA Disclosure Schedule,

3.25        No Omission or Untrue Statement. No representation or warranty made by DUMA in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof and as of the Closing Date.

ARTICLE IV-A

REPRESENTATIONS AND WARRANTIES OF HCN

Except as set forth in the HCN Disclosure Schedule, HCN jointly and severally represent and warrant to DUMA as follows as of the date hereof and as of the Closing Date:

4.1          Organization and Standing of HCN. HCN is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has the corporate power to carry on its business as now conducted and to own its assets and is duly qualified to transact business as a foreign corporation in each state where such qualification is necessary except where the failure to qualify will not have a material adverse effect on the business or prospects of HCN. The copies of the Articles of Incorporation and Bylaws of HCN, as amended to date, and made available to DUMA, are true and complete copies of those documents as now in effect.

4.2          Authority. The Board of Directors of HCN has approved of this agreement.

4.3          No Conflict. The making and performance of this Agreement will not (i) conflict with the Articles of Incorporation or the Bylaws of HCN, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which HCN is a party or by which HCN or any of their material assets, business, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of HCN, or create any rights of termination, cancellation, or acceleration in any person under any material agreement, arrangement, or commitment.

4.4          Properties. Except as set forth in the HCN Disclosure Schedule, HCN has good and marketable title to all of the assets and properties which it purports to own as reflected on the balance sheet included in the HCN Financial Statements (as hereinafter defined), or thereafter acquired.

4.5          Capitalization of HCN. The authorized capital of HCN consists of 500,000,000 shares of common stock, of which 68,882,493 shares of common stock are issued and outstanding and 10,000 shares of preferred stock of which 8,188 are outstanding.  There are no other classes of securities authorized for issuance by HCN.   Such outstanding shares of stock are duly authorized, validly issued, fully paid, and non-assessable. As of the date hereof, there were no outstanding options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the securities of HCN or obligating HCN to issue or sell shares of common stock. To HCN’S knowledge, all outstanding shares of common stock of HCN have been issued and granted in compliance with all applicable legal requirements.

4.6          Governmental Approval; Consents. No authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by HCN with any governmental authority, domestic or foreign, federal, state or local, is required in connection HCN’s execution, delivery and performance of this Agreement. Except as set forth in the HCN Disclosure Schedule, no consents of any other parties are required to be received by or on the part of HCN to enable HCN to enter into and carry out this Agreement.

4.7          Adverse Developments. Since December 31, 2012, there have been no material adverse changes in the assets, liabilities, properties, operations or financial condition of HCN, and no event has occurred other than in the ordinary and usual course of business or as set forth in the HCN Financial Statements which could be reasonably expected to have a materially adverse effect upon HCN.

4.8          Taxes. HCN has duly filed all returns required to be filed. All such returns were, when filed, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. HCN has paid in full all taxes through the Closing Date. HCN is not a party to any pending action or proceeding by any governmental authority for the assessment of any tax, and, to the knowledge of HCN, no claim for assessment or collection of any tax has been asserted against HCN that have not been paid. There are no tax liens upon the assets of HCN. There is no valid basis, to HCN's knowledge, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any tax to be issued to HCN by any governmental authority.

4.9          Litigation. There is no material claim, action, proceeding, or investigation pending or, to their knowledge, threatened against or affecting HCN before or by any court, arbitrator or governmental agency or authority. There are no material decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against HCN.

4.10        Compliance with Laws and Regulations. HCN has complied and is presently complying, in all material respects, with all laws, rules, regulations, orders and requirements applicable to it in all jurisdictions in which its operations are currently conducted or to which it is currently subject.

4.11        Governmental Licenses, Permits and Authorizations. HCN has all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted. All such licenses, permits, authorizations and approvals are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or threatened.

4.12        Liabilities. HCN has no material direct or indirect Liabilities whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement.

4.13        [reserved]

4.14        Contracts and Other Commitments. HCN has made or will make available to DUMA a copy of all its material contracts. All such contracts are valid and binding upon HCN and are in full force and effect and are enforceable in accordance with their respective terms. No such contracts are in breach, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under the terms thereof. To HCN’S knowledge, no stockholder of HCN has received any payment from any contracting party in connection with or as an inducement for causing HCN to enter into any such contract.

4.15        Absence of Certain Changes or Events. Since December 31, 2012 (the “Balance Sheet Date”), there has not been:

(a)        any material adverse change in the financial condition, properties, assets, liabilities or business of HCN;

(b)        any material damage, destruction or loss of any material properties of HCN, whether or not covered by insurance;

(c)        any material adverse change in the manner in which the business of HCN and has been conducted;

(d)        any material adverse change in the treatment and protection of trade secrets or other confidential information of HCN; and

(e)        any occurrence not included in paragraphs (a) through (d) of this Section 4.15 which has resulted, or which HCN has reason to believe, might be expected to result in a material adverse change in the business or prospects of HCN.

4.16        Financial Statements. At or prior to the Closing HCN will provide financial statements for the years ending December 31, 2012 and the interim periods thereafter.  There are no assets of HCN the value of which will be materially overstated in said balance sheets.

4.17        HCN Intellectual Property. All trademarks, trade names, service marks, service names, brand names, copyrights and patents are owned by HCN, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. HCN is not currently in receipt of any notice of any violation or infringements of, and is not knowingly violating or infringing, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset. HCN has not (i) licensed any of the material proprietary assets to any person or entity on an exclusive basis, or (ii) entered into any covenant not to compete or agreement limiting its ability to exploit fully any proprietary asset or to transact business in any market or geographical area or with any person or entity.

4.18        Subsidiaries. The HCN Disclosure Schedule sets forth HCN’s subsidiaries.

4.19        Hazardous Materials. To the knowledge of HCN, HCN has not violated, or received any written notice from any governmental authority with respect to the violation of any law, rule, regulation or ordinance pertaining to the use, maintenance, storage, transportation or disposal of “Hazardous Materials.” As used herein, the term “Hazardous Materials” means any substance now or hereafter designated which is found to be toxic or harmful to humans or the environment when present in certain amounts or quantities.

4.20        Employees. HCN has no employees that are represented by any labor union or collective bargaining unit.

4.21        Employee Benefit Plans. The HCN Disclosure Schedule or related pre-closing due diligence performed has or will identify each salary, bonus, material deferred compensation, material incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or material agreement.

4.22        Business Locations. The business locations of HCN are set forth in the HCN Disclosure Schedule or will be provided as part of pre-closing due diligence.

4.23        Insurance. The insurance policies of HCN are set forth in the HCN Disclosure Schedule or will be provided as part of pre-closing due diligence.

4.24        No Omission or Untrue Statement. To the best of each party’s knowledge, no representation or warranty made by HCN in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof and as of the Closing Date.

ARTICLE V

CLOSING

5.1          Closing. The Exchange shall be completed on the first business day after the day on which the last of the conditions contained in this Article V is fulfilled or waived (the “Closing Date”); provided, however, that in no event shall the Closing occur later than December 9, 2013 unless otherwise agreed to by the parties. The Closing shall take place as the parties may agree. At the Closing, DUMA, HCN and SELLERS shall make the deliveries contemplated by this Agreement, and in accordance with the terms of this Agreement.

5.2          DUMA’s Closing Deliveries. At the Closing, in addition to documents referred elsewhere, DUMA shall cause to be delivered to HCN and the SELLERS:

(a)        a certificate, dated as of the Closing Date, executed by the President or Chief Executive Officer of DUMA, to the effect that the representations and warranties contained in this Agreement are true and correct in all material respects at and as of the Closing Date and that DUMA has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by DUMA on or prior to the Closing Date;

(b)        certificates representing the DUMA Shares issuable upon consummation of the Exchange;

(c)        A resolution of the Board of Directors have authorized and approved the transactions set forth herein.

(d)        The DUMA Disclosure Schedule;

(e)        Such other documents as SELLERS or their counsel may reasonably require.

5.3 HCN’s Closing Deliveries. At the Closing, in addition to documents referred to elsewhere, HCN shall deliver to DUMA:

(a)         a certificate of HCN dated as of the Closing Date that the representations and warranties of HCN contained in this Agreement are true and correct in all material respects and that HCN has complied with or performed in all material respects all terms, covenants, and conditions to be complied with or performed by HCN on or prior to the Closing Date;

(b)        certificates representing HCN shares of common stock owned by SELLERS, duly endorsed for transfer or accompanied by a properly executed stock power;

(c)         the HCN Disclosure Schedule;

(d)        such other documents as DUMA or its counsel may reasonably require.

5.3          Each SELLER’S Closing Deliveries. At the Closing, each Seller shall deliver to DUMA:

All duly endorsed HCN stock certificates being exchanged pursuant to this Agreement

5.4            Each RIGHTS HOLDER’S Closing Deliveries. At the Closing, each Rights Holder shall give up 100% of their rights for future share issuance in exchange for share issuance as specified and evidenced by their signature on Exhibit B.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF DUMA

The obligation of DUMA to consummate the Closing is subject to the following conditions, any of which may be waived by it in its sole discretion.

6.1          Compliance by HCN and SELLERS.  HCN and SELLERS shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with in all material respects prior to or on the Closing Date;

6.2          Accuracy of HCN and SELLERS’ Representations. HCN and SELLERS’ representations and warranties contained in this Agreement or any schedule, certificate, or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

6.3          Documents. All documents and instruments required hereunder to be delivered by HCN and SELLERS to DUMA at the Closing shall be delivered in form and substance reasonably satisfactory to DUMA and its counsel.

6.4          Material Adverse Change. Except for operations in the ordinary course of business, no material adverse change shall have occurred subsequent to December 31, 2012 in the financial position, results of operations, assets, or liabilities of HCN, nor shall any event or circumstance have occurred which would result in a material adverse change in the financial position, results of operations, assets, or liabilities of HCN.

6.5          Approval by Board of Directors. The Board of Directors of DUMA shall have approved this Agreement and the transactions contemplated hereby.

6.6          Satisfaction with Due Diligence. DUMA shall have been satisfied with its due diligence review of HCN, its subsidiaries and their operations.

6.7          Regulatory Compliance. DUMA shall have received any and all regulatory approvals and consents required to complete the transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF HCN AND SELLERS

The obligation of SELLERS to consummate the Closing is subject to the following conditions, any of which may be waived by SELLERS in their discretion.

7.1          Compliance by DUMA.  DUMA shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

7.2          Accuracy of Representations of DUMA. The representations and warranties of DUMA contained in this Agreement or any schedule, certificate, or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

7.3          Share Issuances. DUMA shall issue to the HCN shareholders all the common stock and preferred stock indicated on EXHIBIT A and all the common stock to the Rights Holders listed on Exhibit B.

7.4           Documents. All documents and instruments required hereunder to be delivered by DUMA at the Closing shall be delivered in form and substance reasonably satisfactory to HCN and SELLERS and their counsel.

7.5          Balance Sheet. DUMA shall have no liabilities except as incurred in the ordinary course of business, as reflected on DUMA's most recent balance sheet.

7.6          Approval by Board of Directors.  The board of directors of HCN shall have approved this agreement and the transactions contemplated hereby.

7.7          Satisfaction with Due Diligence. HCN and SELLERS shall have been satisfied with their due diligence review of DUMA, its subsidiaries and their operations

7.8          Regulatory Compliance. HCN shall have received any and all regulatory approvals and consents required to complete the transactions contemplated hereby.

7.9               DUMA shall have received the majority written consent of its shareholders to change its name to “Hydrocarb Energy Corporation” and to increase its authorized number of shares to 1,000,000,000 shares of stock.

7.10            The DUMA board of directors shall have designated DUMA preferred stock to be issued to Kent Watts in exchange for his HCN preferred stock and having similar features to the HCN preferred stock.

7.11            HCN shall have sold its holdings of 1,859,879 shares of DUMA common stock.

ARTICLE VIII

TERMINATION

8.1	Termination Prior to Closing.

(a)  If the Closing has not occurred in a reasonable amount of time any party may terminate this Agreement at any time thereafter by giving written notice of termination to the other, provided, however, that no party may terminate this Agreement if such party has breached any material terms or conditions of this Agreement and such breach has prevented the timely closing of the Exchange. Notwithstanding the above, such deadline may be extended one or more times, only by mutual written consent of the PARTIES.

   (b)    Before closing, any party may terminate this Agreement following the insolvency or bankruptcy of the another party hereto, or if any one or more of the conditions to Closing set forth herein shall become incapable of fulfillment or there shall have occurred a material breach of this Agreement and either such condition of breach shall not have been waived by the party for whose benefit the condition was established.

ARTICLE IX

ADDITIONAL COVENANTS

9.1          Mutual Cooperation. The parties hereto will cooperate with each other, and will use all reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement.

9.2          Changes in Representations and Warranties of a Party. Between the date of this Agreement and the Closing Date, no party shall directly or indirectly, enter into any transaction, take any action, or by inaction permit an otherwise preventable event to occur, which would result in any of the representations and warranties of such party herein contained not being true and correct at and as of the Closing Date. Each party shall promptly give written notice to the other parties upon becoming aware of (a) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement, and (b) any impending or threatened breach in any material respect of any of the party's representations and warranties contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

9.4          SEC Filings. The parties agree that the following filings shall be made with the Securities and Exchange Commission (“Commission”): (a) an information statement prepared pursuant to the requirements of Rule 14f-1 under the Exchange Act, if required by law, shall be filed with the Commission; (b) a report on Form 8-K will be filed with the Commission disclosing the consummation of the Exchange, and, (c) any and all other filings necessary to comply with the Exchange Act.

9.5          Conduct of Business. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, HCN and DUMA shall continue to conduct and maintain their businesses in the ordinary and usual course consistent with past practice and will not, without limitation, without the prior written consent of the other:

(a)        Sell, lease, assign transfer or otherwise dispose of any of its material assets, including cash;

(b)       Agree to, or assume guarantee, endorse or otherwise in any way be or become responsible or liable for, directly or indirectly, any material contingent obligation;

(c)       Make any material capital expenditures;

(d)       Enter into any transaction concerning a merger or consolidation other than with the other party hereto or liquidate or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or a substantial part of its property, business, or assets, or stock or securities convertible into stock of any subsidiary, or make any material change in the present method of conducting business;

(e)       Declare or pay any dividends or make any other distribution (whether in cash or property) on any shares of its capital stock or purchase, redeem, retire or otherwise acquire for value any shares of its capital stock or warrants or options whether now or hereafter outstanding;

(f)        Make any advances or loans to, or investments in any person, firm, corporation or other business entity not a party to this Agreement;

(g)       Enter into any new material agreement or be or become liable under any new material agreement, for the lease, hire or use of any real or personal property; or

(h)       Create, incur, assume or suffer to exist, any mortgage, pledge, lien, charge, security interest or encumbrance of any kind upon any of its property or assets, income or profits, whether now owned or hereafter acquired.

ARTICLE X

SECURITIES & INDEMNIFICATION

10.1        DUMA Shares Not Registered. SELLERS has been advised that the DUMA Shares have not been and when issued, will not be registered under the Securities Act of 1933, the securities laws of any state of the United States or the securities laws of any other country and that in issuing and selling the DUMA Shares to SELLERS pursuant hereto, DUMA is relying upon an exemption from registration.  Resales of the DUMA Shares may only be made pursuant to an effective registration statement or the availability of an exemption from registration. All certificates evidencing the DUMA Shares shall, unless and until removed in accordance with law, bear a restrictive legend substantially in the following form:

The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended, nor any other applicable securities act (the “Acts”), and may not be sold, transferred, assigned, pledged or otherwise distributed, unless there is an effective registration statement under such Acts covering such securities or the Company receives an opinion of counsel for the holder of these securities (concurred on by counsel for the Company) stating that such sale, transfer, assignment, pledge or distribution is exempt from or in compliance with the registration and prospectus delivery requirements of such Acts.

10.2        Indemnification by DUMA. DUMA shall indemnify HCN and SELLERS in respect of, and hold HCN and SELLERS harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation attorneys fees and litigation costs) incurred or suffered by HCN and SELLERS):

(a)       resulting from any misrepresentation, breach of warranty or failure to perform any covenant or agreement of DUMA contained in this Agreement; and

(b)       resulting from any liability of DUMA incurred or resulting from activities that took place prior to the Closing not disclosed on the DUMA Financial Statements.

10.3        Indemnification by HCN.  HCN shall indemnify DUMA in respect of, and hold DUMA harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation attorneys fees and litigation costs) incurred or suffered by DUMA:

(a)       resulting from any misrepresentation, breach of warranty or failure to perform any covenant or agreement of HCN contained in this Agreement; and,

(b)       resulting from any liability of HCN incurred or resulting from activities that took place prior to the Closing not disclosed on the HCN Financial Statements.

10.4 Indemnification by each individual SELLER. Each SELLER as to himself individually shall indemnify DUMA in respect of, and hold DUMA harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation attorneys fees and litigation costs) incurred or suffered by DUMA resulting from any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Seller contained in this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1        Expenses. Each party shall each pay its own expenses incident to the negotiation, preparation, and carrying out of this Agreement, including legal and accounting and audit fees.

11.2        Survival of Representations, Warranties and Covenants. All statements contained in this Agreement or in any certificate delivered by or on behalf of DUMA, HCN or SELLERS pursuant hereto, or in connection with the actions contemplated hereby shall be deemed representations, warranties and covenants by HCN, SELLERS and DUMA as the case may be, hereunder.

11.3        Publicity. The Parties shall not issue any press release or make any other public statement, in each case, relating to, in connection with or arising out of this Agreement or the transactions contemplated hereby, without obtaining the prior approval of the other, which shall not be unreasonably withheld or delayed, except that prior approval shall not be required if, in the reasonable judgment of DUMA prior approval by other Parties would prevent the timely dissemination of such release or statement in violation of applicable federal securities laws, rules or regulations.

11.4        Non-Disclosure. A disclosing party will not at any time after the date of this Agreement, without the recipient’s consent, except in the ordinary operation of its business or as required by law, divulge, furnish to or make accessible to anyone any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any confidential or secret aspects of such party (including, without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers) (“Confidential Information”). The parties will not at any time after the date of this Agreement and prior to the Exchange use, divulge, furnish to or make accessible to anyone any Confidential Information (other than to its representatives as part of its due diligence or corporate investigation). Any information, which (i)  at or prior to the time of disclosure by the disclosing party was generally available to the public through no breach of this covenant, (ii) was available to the public on a non-confidential basis prior to its disclosure by the disclosing party, or (iii) was made available to the public from a third party provided that such third party did not obtain or disseminate such information in breach of any legal obligation of the disclosing party, shall not be deemed Confidential Information for purposes hereof, and the undertakings in this covenant with respect to Confidential Information shall not apply thereto. The undertakings of the parties set forth above in this Section 11.4 shall terminate upon consummation of the Closing. If this Agreement is terminated pursuant to the provisions of Article VIII or any other express right of termination set forth in this Agreement, the recipient shall return to the disclosing party all copies of all Confidential Information previously furnished to it by the disclosing party.

11.5        Succession and Assignments and Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other parties. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There shall be no third party beneficiaries of this Agreement.

11.6        Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be sent by the United States Postal Service, registered or certified mail, return receipt requested, or personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section)

To HCN:

Chief Executive Officer
Hydrocarb Corporation
800 Gessner, Suite 200
HoustonTexas 77024

To DUMA:

Chief Executive Officer
Duma Energy Corp.
800 Gessner, Suite 200
Houston, Texas 77024

To each SELLER:  As documented by HCN

To each RIGHTS HOLDER:  As documented by DUMA.

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest the tenth business day following the date deposited with the United States Postal Service or 72 hours after sending by courier service.

11.7        Construction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of TEXAS without giving effect to the principles of conflicts of law thereof. All parties hereby irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the state of TEXAS for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that he is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.

11.8        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

11.9        No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

11.10      Entire Agreement. This Agreement, including the Exhibits attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof, and cannot be amended or changed except in writing, signed by the parties.

11.11      Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

11.12      Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

11.13      Attorneys Fees. In the event any legal action is brought to interpret or enforce this Agreement, the party prevailing in such action shall be entitled to recover its attorneys’ fees and costs in addition to any other relief that it is entitled.

11.14      Consultants. Each party represents to the others that there is no broker or finder entitled to a fee or other compensation for bringing the parties together to effect the Exchange.

11.15        Tax Free Exchange of Stock for Stock.  It is the intent of the Parties hereto that the stock for stock exchanges contemplated herein be an IRS Tax Code 368B tax free exchange of stock for stock and reorganization (26 U.S.C. 368B).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

DUMA:	DUMA ENERGY CORP. a Nevada Corporation

By: /s/ Pasquale Scaturro
Pasquale Scaturro, CEO

HCN:	HYDROCARB CORPORATION. a Nevada Corporation

By: /s/ Kent Watts
Kent Watts, CEO

SELLERS:
As signed on Exhibit A-1

RIGHT HOLDERS:
As signed on Exhibit B